Exhibit 10.8

Management Agreement

Harding Place Retirement Community

Between

The Covenant Group, Inc.

Senior Living Specialists

and

Harding Place, Inc.

The Covenant Group, Inc.	Harding Place, Inc.
5601 Bridge Street, Suite 250	Box 2256, 900 E Center
Fort Worth, Texas 76112	Searcy, AR 72149-0001
###-##-####	501-279-4274

Management Agreement

     This Management Agreement made and entered into by and between Harding Place, Inc. and/or Assigns (hereinafter referred to as “Owner”), and The Covenant Group, Inc., a Texas corporation, and/or assigns currently related to The Covenant Group, Inc., Fort Worth, Texas, (hereinafter referred to as “Manager”).

     Whereas, Owner is building a certain Retirement Facility, hereinafter referred to as “Facility,” at Searcy, White County, Arkansas, and

     Whereas, Owner desires to engage Manager, by this Agreement, to provide management services to operate the Facility, and

     Whereas, Manager is engaged in the business of managing, retirement housing communities and in providing the related management services for retirement housing communities.

     Now, Therefore, in consideration of their mutual covenants herein contained, Owner hereby engages Manager to perform the duties and to provide the services hereinafter described and Manager does hereby accept such engagement on the terms and conditions hereinafter set forth.

Section One
Control and Management

     1.1 Control. Owner shall be the Owner and holder of all leases, licenses, permits, occupancy agreements, and contracts in connection with the Facility. Owner shall at all time exercise control over the assets and the affairs of the Facility, and Manager shall perform the duties herein required to be performed by it as Independent Contractor of Owner and with the policies and directives from time to time adopted by Owner. Owner shall, at all time, be responsible for the direction of the Facility and for general supervision over activities of Manager.

     1.2 Financial Requirements. Manager will present to Owner for its approval annual fiscal year Operating Budgets, Capital Budgets and Cash Flow Budgets necessary for the operation of the Facility. Upon receiving prior written approval of the proposed budgets by Owner, Manager will carry out the operating, capital and cash flow programs as reflected by the operating, capital and cash flow budgets of the Facility as proposed and approved, to the extent that funds are made available by Owner. Manager will not enter into contracts in excess of $1,000.00 without prior written consent of Owner.

     1.3 Reports. Manager shall furnish Owner with a monthly report detailing the performance of the Facility during the preceding month. The report shall contain, among other things, statistics regarding occupancy, expenses incurred, revenues, a profit and loss statement and similar matters along with supporting documentation. Additionally, narrative explanation will be provided as an addendum to said report as Manager deems reasonably necessary or as requested by Owner to make the report informative. Monthly

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reports shall be furnished to Owner no later than the close of business on the 15th day of the calendar month next following the month for which the report is being made. Owner shall at all time be entitled to audit all books and records pertaining to the facility.

     1.4 Ownership of Books and Records. All books and records relating to the Facility shall be owned by the Owner. Upon termination of this Agreement, all records, books, computer software, files, and other similar items shall remain or be delivered to the Facility for the benefit of Owner.

     1.5 General Management. Subject to the foregoing, Manager is hereby given general authority to supervise and manage the day-to-day operation of the Facility and to perform the specific duties hereinafter set out.

Section Two
Management Services

     Management Services to be provided shall include the following specific activities which shall be performed by Manager within the guidelines established by Owner.

     2.1 Inventory. Preparation of specifications of quality and quantity of supplies necessary for the continuity of operation.

     2.2 Operating Qualification. Assistance in obtaining and/or maintaining appropriate Licenses and Permits for the operation of the Facility.

     2.3 Maintenance or Qualification. Assistance in qualifying the Facility to receive maximum benefits from Federal, State, and Local agencies, when and if available.

     2.4 Personnel. Manager shall interview, hire, train, pay, supervise, and discharge the personnel necessary to be employed in order to properly maintain and operate the Facility, including, without limitation, any Administrator or Supervisory Personnel who shall reside at the Facility, subject to approval by Owner. Such personnel shall in every instance be deemed employees of Manager and not of Owner, and Owner shall have no right to supervise or direct such employees. All reasonable salaries, wages, and other compensation of personnel employed by Manager hereunder, including so called fringe benefits, medical and health insurance, pension plans, social security, taxes, workmen’s compensation, insurance, and the like, shall be deemed to be reimbursable expenses of Manager. In this connection, Manager shall provide Owner with schedules listing all employees utilized at Facility including their number, titles, salary, fringe benefits, and evidence of bonding or coverage under Manager’s crime insurance policy.

     Nothing contained in this Agreement shall be deemed or construed to create a partnership or joint venture between Owner and Manager or to cause Manager to be responsible in any way for the debts or obligations of Owner or any other party (but nothing contained herein shall affect Manager’s responsibility to transmit payments for the account of Owner as provided herein), it being intention of the parties that the only

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relationship hereunder is that of Manager and Owner, and Manager will not represent to anyone that its relationship to Owner is other than that set forth herein.

     2.5 Accounting Reports. Institute adequate procedures and forms for furnishing to Owner monthly operating statements.

     2.6 Standard of Services. Monitor the quality of services provided by the Facility on a continuing basis and make every effort to maintain the highest level of service possible within budget limitations.

     2.7 Prices. Recommend participating in or contracting for goods or services which can reduce expenses of the operation.

     2.8 Vendors. Make available to the Facility such supply and equipment Purchasing Contracts that are or may become available which could reduce expenses of operation. Manager shall, subject to limitations in Paragraph 1.2 hereof, enter into such contracts on behalf of and in Owner’s name.

     2.9 Business Systems. Develop, implement, and supervise business office systems, including accounting, bookkeeping, payroll and the timely payment of appropriate taxes on behalf of Owner.

     2.10 Staffing and Operation Systems. Monitor and supervise staffing levels, materials handling, equipment utilization, scheduling systems, and inventory controls throughout the Facility and on a quarterly basis report on the effectiveness of such activities.

     2.11 Insurance. Manager shall review the Facility’s insurance needs and make recommendations with respect thereto to Owner. With prior written approval of Owner, Manager shall enter into Insurance Contracts of behalf of Owner.

     2.12 Government Regulation. Manager shall, within financial limits, use its best efforts to cause all things to be done in and about the Facility necessary to comply with the requirements of all applicable statutes, ordinances, laws, rules, regulations, or order of any governmental or regulatory body having jurisdiction in the premises, respecting the use of the Facility, maintenance, or operation thereof, including State, Federal, or Local Regulation.

     2.13 Deposit and Disbursement of Funds. All income or other monies received from the operation of the Facility together with all accounts and all other assets or property generated, created or which shall accrue from the operation of the Facility shall belong to Owner and shall be its property absolutely. Payment of all operating costs, wages, salaries, expenses, and fees incurred or sustained in the operation of the Facility is solely the obligation of Owner. Owner shall designate the depository to be used by Manager in connection with the operation of the Facility. All monies received from the property shall be deposited in a control account accessible only by Owners. A separate account also belonging to Owner but accessible by Manager shall be used to pay

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operating expenses. In all events, appropriate accounting safeguards to ensure the integrity of the accounts will be instituted by Owner and complied with by Manager.

     2.14 Collection of Accounts. Manager shall supervise and direct the collection of all accounts due owner and shall take all reasonable steps necessary to minimize the amount of bad debts.

     2.15 Legal Actions. Manager shall, with prior written approval of Owner, institute in the name and at the expense of Owner, any and all legal actions or proceedings necessary to collect charges, rent or other sums due the Facility or to evict or dispossess Tenants or other persons unlawfully in possession under any Lease, Rental Agreement, License, or Concessionaire.

     2.16 Rates. Manager and Owner recognize the importance of maintaining rates which enable the Facility to pay its obligations while minimizing cost to Tenants. From time to time, Manager will recommend to Owner, for approval, rate structures which take into account the financial obligations of the Facility and the level or rates at other comparable Facilities nearby.

     2.17 Shortfall or Excess Revenue. Any shortfall in the operations of the Facility shall be funded to Manager by Owner on or before the 15th of each month following the month such shortfall occurs.

     2.18 Indemnification. Manager shall indemnify and hold harmless Owner for any loss, damage, liability, costs, or expenses (including reasonable attorney’s fees) arising from the performance or non-performance of contractual an customary responsibilities undertaken as Manager of Facility. If Manager is expressly directed by Owner to perform or not perform some duty or action that Manager would have otherwise taken, Manager may request that Owner provide certain indemnities or other assurances that Manager will be relieved of any liability in said performance or non-performance of such duty or action.

Section Three
Management Fee

     Management Fee. Owner shall pay Manager a fee hereunder an amount equal to $3,000 per month for ongoing management, beginning November 1, 1996. On January 1, 1997 the fee will increase to $4,000 per month. On April 1, 1997, the anticipated beginning of resident occupancy, the fee will increase to $5,000 per month. Thereafter, upon achieving eighty percent (80%) occupancy of the Retirement Housing Community for two consecutive months, the fee will increase to $6,000 or 4.5% o of Gross Revenue per month, whichever is greater. Notwithstanding anything to the contrary, the management fee shall not exceed $6,000 per month. Such fee shall be paid each month, payable on or before the tenth day of each month for the preceding month. In addition to the management fee, Owner shall reimburse Manager for travel and related expenses.

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Section Four
Term

     Term. The primary term of this Agreement shall be for a period of three (3) years commencing on the date the contract is executed and shall automatically be extended for successive additional terms of three (3) years unless terminated as is hereinafter provided. This Agreement may be terminated with or without cause upon thirty (30) days prior written notice by either party.

Section Five
Miscellaneous

     5.1 Notices. Any notice or other communications by either party to the other shall be in writing and shall be given and deemed to have been given, if either delivered personally or mailed postage prepaid, registered or certified mail addressed as follows:

To Owner:	David Burks, President
Harding Place, Inc.
Box 2256, 900 E. Center
Searcy, AR 72149-0001

To Manager:	Gary D. Staats, President
The Covenant Group, Inc.
5601 Bridge Street, Suite 250
Fort Worth, TX 76112

     5.2 Inadvertent Non-Performance. Manager shall not be deemed to be in violation of this Agreement if it is prevented from performing any of its obligations hereunder for any reason beyond its control, including without limitation, acts of God, fire, the elements, flood, strikes, limitations of Facility’s financial resources, or statutory regulations or rules of the Federal, State, or Local Government or any Agency thereof.

     5.3 Modification and Changes. This Agreement can not be changed modified except by other Agreement in writing and duly executed by both parties.

     5.4 Manager as Independent Contractor. It is expressly agreed by both parties hereto that Manager is at all time hereunder acting and performing as Independent Contractor and that no act, commission or omission of either party hereto shall be construed to make or render the other party, its agent, joint venturer, or associate, except to the extent specified herein.

     5.5 Authority of Manager. Manager represents to Owner that Manager is fully qualified to manage and perform all obligations under this Agreement.

     5.6 Construction. In the event one or more of the provisions contained in the Agreement shall be invalid, illegal, or unenforceable in any respect under applicable law, the validity, legality, and enforceability of the remaining provisions hereof shall not in any way be impaired thereby.

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     5.7 Heading. The headings contained herein are for reference only and are not intended to define, limit, or describe the scope or intent of any provision of the Agreement.

     5.8 Governing Law. This Agreement shall be deemed to have been made and shall be construed and interpreted in accordance with the laws of the State of Arkansas, and performance in White County, Arkansas.

     5.9 No Assignment by Manager. This Agreement may not be assigned by Manager without the expressed written consent of Owner.

     5.10 Binding. This Agreement shall be binding upon and shall inure to the benefit of the respective successors and assigns (where permitted) of the parties hereto.

     5.11 Effective Date. This Agreement shall be effective the date the last of the parties sign as indicated below.

     5.12 Signing. The parties hereto signed this Agreement on the dates specified below.

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Owner

Harding Place, Inc.

By:	/s/ David B. Burks

David B. Burks
Its President

8-9-96

Date

Manager

The Covenant Group, Inc.
By:	/s/ Gary D. Staats

Gary D. Staats
Its President

8-16-96

Date

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